Exhibit 10.23

Apache Design Solutions, Inc.

1881 Landings Drive

Mountain View, CA 94043

Sept 11, 2003

Mr. Aveek Sarkar

[Address]

Dear Aveek:

It my pleasure to offer you the position of Senior Product Engineer, reporting to Henry Lee (Director of Product Engineering) at Apache Design Solutions, Inc. (the “Company”). This letter shall serve to confirm the terms of your employment with the Company. Such employment shall begin no later than October 13, 2003. If the terms discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me.

1. Compensation.

a. Salary. You will be paid a salary of $7916.00 per month ($95,000 annually) prorated for your start-date, less applicable withholdings and deductions (hereafter “Salary”). The salary will be paid bi-weekly.

b. Stock Option Plan. Subject to Board approval, the Company will also grant you an option to purchase Seventy thousands (70,000) shares of Common Stock at an exercise price equal to the then fair market value as determined by the Board of Directors. Such Option shall be subject to vesting restrictions and other standard provisions set forth in the Company’s stock option documentation as follows: (i) 25% of the Shares shall vest in full at the end of your first full year of employment with the Company and (ii) the remainder shall vest monthly over the three-year period thereafter such that at the end of four full years of continuous employment with the Company, all of the Shares shall be fully vested.

2. Vacation, Holidays and Sick-Leave. The Company will provide you with 15 paid time-off (PTO) days per year of service during your employment. PTO includes vacation and sick leave. PTO is pro-rated for a partial year of service. Holidays will be provided in accordance with the Company’s policies.

3. Health Insurance. You may elect to join the Apache medical and dental benefit plan as offered to all employees. The Company will cover the cost of the HMO plan for yourself and your family. If you desire to be covered by a PPO plan, the difference will be deducted from your salary on a bi-weekly basis.

4. Non-Compete and Outside Activities. You agree that, while serving as a full-time employee of the Company, you will not engage in any activity which is competitive with the Company, either during or after work hours.

5. Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon the execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A for your execution.

6. Arbitration. Any controversy between the parties hereto involving the construction of application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof or with your employment with the Company or any termination of that employment, will be submitted to and settled by final and binding arbitration in Palo Alto, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the “Rules”) then in effect. Any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

The terms of this offer and the enclosed Proprietary Information and Inventions Agreement must be agreed to as a condition of your employment. To accept this offer, please sign below and where indicated on the Proprietary Information and Inventions Agreement. This offer is valid until Sept 20, 2003.

Employment with the Company is not for a specific term and can be terminated by yourself or by the Company at any time for any reason, with or without cause, without liability to either party. Any contrary representations which may have been made or which may be made to you are superseded by this offer. This offer represents the full and complete agreement between us. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

We look forward to working with you to make Apache Design Solutions, Inc. a great success in bringing this new technology to the marketplace. If you have any questions about this offer, please feel free to call me.

Sincerely,

/s/ Andrew T. Yang

Andrew T. Yang
CEO and Chairman, Apache Design Solutions, Inc.

Cc: Cindy Suen, Office Manager/Apache Design

ACCEPTANCE

I accept this employment offer. The provisions stated in this letter supersede all prior discussions and offer negotiations.

Accepted:	/s/ Aveek Sarkar

Printed Name:	Aveek Sarkar

Date:	9/22/03

Start Date:	10/10/2003

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT